Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Strong Third Quarter Fiscal 2014 Results;
Increases Earnings Guidance

RACINE, WI, January 31, 2014 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter ended December 31, 2013.  Highlights and year-over-year comparisons include:

•	Sales of $347.0 million, up 6 percent;
•	GAAP loss per share of $0.08, an improvement of $0.11;
•	Restructuring and impairment charges of $11.4 million; and
•	Adjusted earnings per share of $0.16, up $0.14.

“Our year-over-year revenue growth was driven by new program launches in Europe and Asia,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Higher sales volume and lower material costs contributed to our earnings improvements.  In addition, we took some significant restructuring charges in the quarter, as we are entering the final stages of our European restructuring plan.”

Third Quarter Financial Results

Net sales in the third quarter of fiscal 2014 grew $20.9 million, or 6 percent, from the third quarter of fiscal 2013, primarily driven by increased sales in Europe.  Gross profit increased $8.6 million, or 18 percent, and gross margin improved 160 basis points to 16.4 percent largely due to higher sales volume and favorable material costs.  Selling, general and administrative (SG&A) expenses increased $2.2 million, but declined slightly as a percentage of sales.  The company recorded $9.4 million of restructuring expenses and $2.0 million of impairment charges related to the ongoing restructuring in Europe.  Net loss attributable to Modine of $3.6 million compares to a loss of $8.7 million for the same period last year, and represents a GAAP loss per share of $0.08 compared to a loss per share of $0.19 last year. Excluding restructuring expenses and impairment charges, which totaled $11.4 million or $0.24 per share, adjusted earnings per share was $0.16 in the third quarter of fiscal 2014, compared with $0.02 in the third quarter of last year.

Free cash flow in the quarter was $23.1 million, a $21.4 million improvement from the prior year.  Of this amount, $4.0 million related to the timing of insurance proceeds from the Airedale fire.  Net debt was $82.0 million at December 31, 2013, a decrease of $57.8 million from the end of fiscal 2013. Cash and cash equivalents at the end of the third quarter were $86.3 million.

Third Quarter Segment Results

North America segment sales increased one percent to $128.9 million, compared to $128.2 million one year ago.  The increase was driven primarily by higher sales to automotive and commercial vehicle customers, partially offset by lower sales to off-highway customers as economic conditions in these markets remained relatively weak.  Operating income increased $0.5 million to $8.7 million compared to the prior year, primarily due to the positive impact of favorable material costs, partially offset by higher SG&A expenses.  The increase in SG&A expenses was primarily due to higher compensation-related expenses and lower recovery of development costs.

Europe segment sales increased 21 percent to $140.5 million compared to $115.7 million in the prior year.  This growth was primarily due to higher sales to commercial vehicle customers, higher tooling sales and the impact of the stronger euro to U.S. dollar exchange rate.  On a constant currency basis, sales increased 16 percent.  The operating loss for the quarter of $5.3 million included $11.4 million of restructuring and impairment charges primarily relating to the decision to combine two manufacturing facilities in Germany into one more competitive manufacturing operation.  The operating loss improved by $2.6 million compared with the third quarter of the prior year, primarily due to higher sales volume and favorable material costs, partially offset by an increase in restructuring and impairment charges.

South America segment sales decreased 14 percent to $27.4 million compared to $31.7 million one year ago.  The segment’s revenue was negatively impacted by a lower Brazilian real to U.S. dollar exchange rate.  On a constant currency basis, sales decreased 5 percent from the prior year due primarily to lower sales to commercial vehicle, automotive, and power generation customers as some of our key customers took extended shutdowns to reduce inventory.  Operating income of $1.1 million was lower than the prior year by $1.5 million, due primarily to lower sales volume and higher compensation-related SG&A expenses.

Asia segment sales increased 30 percent to $17.1 million compared to $13.2 million one year ago due primarily to higher export sales from our India operations to European automotive customers,  higher domestic sales to off-highway customers in China and higher customer tooling sales.  The operating loss in the region decreased by $1.9 million to $0.6 million, primarily as a result of the higher sales volume and ongoing cost control measures.

Commercial Products segment sales decreased 10 percent to $37.0 million compared to $41.3 million one year ago.  This decrease was driven by a $7.4 million decrease in sales from our Airedale business in the U.K. resulting from the fire that halted production at the Airedale manufacturing facility on September 6th.  This was partially offset by a 17 percent increase in sales of North American heating products.  Despite the lower sales for the segment, operating income of $5.3 million was up $0.6 million from the prior year due to lower SG&A expenses and the impact of a favorable product mix on gross margin.

Outlook

“This quarter, Modine benefited from strong unit heater sales in North America and higher than expected sales in Europe and Asia,” Burke commented.  “With three quarters behind us, we are increasing our full-year earnings guidance at this time.”

Based on the current market outlook, Modine provides the following updated expectations for fiscal 2014:

•	Full fiscal year-over-year sales up 5 to 8 percent, increased from the prior range of 3 to 8 percent; and
•	Adjusted earnings per share of $0.65 to $0.70, increased from $0.50 to $0.60.

“We continue to be pleased with our results, especially our strong cash flow generation,” Burke commented.  “We are actively evaluating our best options for growth and have a strong operational base and balance sheet to support us.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, January 31, 2014 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2014 third quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after January 31, 2014.  A call-in replay will be available through midnight on February 5, 2014, at 855.859.2056, (international replay 404.537.3406); Conference ID# 35504468.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after February 4, 2014.

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2013 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with resumption of Airedale operations in temporary sites and timely recovery of insurance proceeds;  the overall health of Modine’s customers, particularly in light of continued weak economic conditions; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro, Brazilian real, and Indian rupee relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing recovery of certain markets in China, Brazil and the U.K. and the remaining economic uncertainties in the European Union; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses within the Europe segment and certain losses directly attributable to the fire at our Airedale manufacturing facility.  These are measures of overall performance not including non-cash impairment charges, costs associated with our restructuring program in Europe, and other unusual or infrequently occurring charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2013	2012	2013	2012
Net sales	$347.0	$326.1	$1,087.0	$1,016.4
Cost of sales	290.2	277.9	911.1	863.9
Gross profit	56.8	48.2	175.9	152.5
Selling, general & administrative expenses	44.5	42.3	132.9	126.8
Restructuring expenses	9.4	1.4	10.5	7.3
Impairment charges	2.0	8.3	2.0	25.1
Operating income (loss)	0.9	(3.8)	30.5	(6.7)
Interest expense	(3.2)	(2.8)	(9.4)	(9.2)
Other expense - net	(0.3)	(0.3)	(0.8)	-
Earnings (loss) before income taxes	(2.6)	(6.9)	20.3	(15.9)
Provision for income taxes	(0.8)	(1.5)	(8.1)	(5.3)
Net earnings (loss)	(3.4)	(8.4)	12.2	(21.2)
Net earnings attributable to noncontrolling interest	(0.2)	(0.3)	(1.2)	(0.9)
Net earnings (loss) attributable to Modine	$(3.6)	$(8.7)	$11.0	$(22.1)

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$(0.08)	$(0.19)	$0.23	$(0.47)

Weighted average shares outstanding - diluted:	46.9	46.7	47.5	46.6

Condensed consolidated balance sheets (unaudited)
(In millions)
	December 31, 2013	March 31, 2013
Assets
Cash and cash equivalents	$86.3	$23.8
Trade receivables	177.4	194.5
Inventories	118.9	118.8
Other current assets	81.9	61.9
Total current assets	464.5	399.0
Property, plant and equipment - net	352.8	355.9
Other noncurrent assets	72.2	63.9
Total assets	$889.5	$818.8

Liabilities and shareholders' equity
Debt due within one year	$36.9	$31.1
Accounts payable	133.5	150.7
Other current liabilities	156.2	98.3
Total current liabilities	326.6	280.1
Long-term debt	131.4	132.5
Other noncurrent liabilities	137.0	137.9
Total liabilities	595.0	550.5
Total equity	294.5	268.3
Total liabilities & equity	$889.5	$818.8

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In millions)
Nine months ended December 31,	2013	2012

Cash flows from operating activities:
Net earnings (loss)	$12.2	$(21.2)
Adjustments to reconcile net earnings (loss) with net cash provided by operating activities:
Depreciation and amortization	45.0	41.8
Insurance proceeds from Airedale fire	16.9	-
Impairment charges	2.0	25.1
Other - net	4.2	9.2
Net changes in operating assets and liabilities	6.4	(13.5)
Net cash provided by operating activities	86.7	41.4

Cash flows from investing activities:
Expenditures for property, plant and equipment	(36.0)	(33.6)
Insurance proceeds from Airedale fire	7.4	-
Costs to replace equipment damaged in Airedale fire	(2.2)	-
Acquisition - net of cash acquired	-	(4.9)
Other - net	3.0	(1.3)
Net cash used for investing activities	(27.8)	(39.8)

Cash flows from financing activities:
Net increase in debt	3.4	0.3
Other - net	(2.0)	(0.2)
Net cash provided by financing activities	1.4	0.1

Effect of exchange rate changes on cash	2.2	(0.2)

Net increase in cash and cash equivalents	62.5	1.5

Cash and cash equivalents at beginning of the period	23.8	31.4

Cash and cash equivalents at end of the period	$86.3	$32.9

Segment operating results (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2013	2012	2013	2012
Net sales:
North America	$128.9	$128.2	$423.6	$425.2
Europe	140.5	115.7	425.6	359.9
South America	27.4	31.7	93.6	97.1
Asia	17.1	13.2	51.6	42.8
Commercial Products	37.0	41.3	104.2	105.3
Segment net sales	350.9	330.1	1,098.6	1,030.3
Corporate and eliminations	(3.9)	(4.0)	(11.6)	(13.9)
Net sales	$347.0	$326.1	$1,087.0	$1,016.4

Operating income (loss):
North America	$8.7	$8.2	$34.7	$28.9
Europe (a) (b)	(5.3)	(7.9)	6.0	(22.6)
South America	1.1	2.6	6.2	7.6
Asia	(0.6)	(2.5)	(2.0)	(7.1)
Commercial Products	5.3	4.7	7.5	8.3
Segment operating income	9.2	5.1	52.4	15.1
Corporate and eliminations (b)	(8.3)	(8.9)	(21.9)	(21.8)
Operating income (loss)	$0.9	$(3.8)	$30.5	$(6.7)

(a)	The third quarter of fiscal 2014 operating loss in the Europe segment included restructuring expenses of $9.4 million and impairment charges of $2.0 million. The year-to-date fiscal 2014 operating income in the Europe segment included restructuring expenses of $10.5 million, accelerated depreciation of $4.3 million and impairment charges of $2.0 million. The third quarter of fiscal 2013 operating loss in the Europe segment included restructuring expenses of $1.4 million and impairment charges of $8.3 million. The year-to-date fiscal 2013 operating loss in the Europe segment included restructuring expenses of $7.3 million and impairment charges of $24.1 million.

(b)	Segment operating loss for fiscal 2013 has been recast to conform to the fiscal 2014 presentation. The company has modified its internal financial reporting of intercompany charges for research and development and intercompany royalties between Corporate and the Europe segment, which totaled $2.2 million and $6.8 million for the three and nine months ended December 31, 2012, respectively. There was no impact on the total company consolidated financial results.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2013	2012	2013	2012
Operating income (loss)	$0.9	$(3.8)	$30.5	$(6.7)
Restructuring expenses - Europe (a)	9.4	1.4	10.5	7.3
Accelerated depreciation - Europe (b)	-	-	4.3	-
Impairment charges - Europe	2.0	8.3	2.0	24.1
Impairment charges - North America	-	-	-	1.0
Loss from Airedale fire (c)	-	-	0.5	-
Adjusted operating income	$12.3	$5.9	$47.8	$25.7

Net earnings (loss) per share attributable to Modine shareholders - diluted	$(0.08)	$(0.19)	$0.23	$(0.47)
Restructuring expenses - Europe (a)	0.20	0.03	0.22	0.15
Accelerated depreciation - Europe (b)	-	-	0.09	-
Impairment charges - Europe	0.04	0.18	0.04	0.52
Impairment charges - North America	-	-	-	0.02
Loss from Airedale fire (c)	-	-	0.01	-
Adjusted earnings per share	$0.16	$0.02	$0.59	$0.22

(a)	Restructuring expenses primarily relate to severance charges in Germany.
(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that is no longer used because of manufacturing process changes in Germany.
(c)
Losses and costs incurred as a result of the Airedale fire, which will not be reimbursed by the Company's insurance provider, primarily relate to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact as a result of the restructuring expenses, accelerated depreciation, or impairment charges because of the income tax valuation allowances in the U.S. and Germany.

Net debt (unaudited)
(In millions)

	December 31, 2013	March 31, 2013
Debt due within one year	$36.9	$31.1
Long-term debt	131.4	132.5
Total debt	168.3	163.6

Less: cash and cash equivalents	86.3	23.8
Net debt	$82.0	$139.8

Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2013	2012	2013	2012
Net cash provided by operating activities (a)	$37.7	$14.6	$86.7	$41.4
Expenditures for property, plant and equipment	(14.6)	(12.9)	(36.0)	(33.6)
Free cash flow	$23.1	$1.7	$50.7	$7.8

(a)	Net cash provided by operating activities for the three and nine months ended December 31, 2013 include a $4.0 million benefit related to the timing of insurance proceeds from the Airedale fire.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com